EXHIBIT 99.2

                         JOINT FILING INFORMATION

Reporting Person:   Halyard Advisors, LLC

Address:            c/o Harris Nesbitt
                    BMO Halyard Partners
                    3 Times Square, 29th Floor
                    New York, NY  10036

Designated Filer:   Halyard Capital Fund, LP

Issuer and Symbol:  NetGear, Inc. ("NTGR")

Statement for
Month/Day/Year:     8/5/03


Other: All of the securities reported herein are held for the account of Halyard Capital Fund, LP, a Delaware limited partnership ("Halyard Capital"). Halyard Fund GP, LP, a Delaware limited partnership ("Halyard GP"), is the general partner of Halyard Capital. The general partner of Halyard GP is Halyard Advisors, LLC, a Delaware limited liability company ("Halyard Advisors"). Halyard Advisors has as its investment member Halyard Principals, LLC, a Delaware limited liability company ("Halyard Principals"). Each of Halyard GP, Halyard Advisors and Halyard Principals may be deemed to have voting and dispositive power over the securities held for the account of Halyard Capital.

                    The filing of this statement shall not be deemed an admission that the Reporting Person is the beneficial owner of any securities not held directly for its account for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise.


                    HALYARD ADVISORS, LLC

                    By: Halyard Principals, LLC, its Investment Member


                    /s/ Robert B. Nolan, Jr.
                    --------------------------------------------
                    By:  Robert B. Nolan, Jr.
                         Special Managing Member